EXHIBIT 99.1

Clearfield Reports Fiscal Third Quarter 2020 Results

  Record Revenue Driven by 48% Increase in Multiple System Operator (“MSO”) Revenue, 22% Increase in Community Broadband Revenue and 19% Increase in Tier 1 Revenue over Prior Year Quarter, Offset by Lower International Sales

  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 41.5% Gross Profit Margin and Quarterly Record Gross Profit Dollars

MINNEAPOLIS, July 23, 2020 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal third quarter ended June 30, 2020.

Fiscal Q3 2020 Financial Summary
(in millions except per share data and percentages)	Q3 2020	vs. Q3 2019	Change	Change (%)
Revenues	$26.0	$21.9	$4.1	19%

Gross Profit ($)	$10.8	$8.4	$2.4	28%
Gross Profit (%)	41.5%	38.4%	3.1%	8%

Income from Operations	$3.6	$1.5	$2.0	132%
Income Tax Expense	$0.8	$0.5	$0.3	68%

Net Income	$3.0	$1.3	$1.7	130%
Net Income per Diluted Share	$0.22	$0.10	$0.12	120%

Fiscal Q3 YTD 2020 Financial Summary
(in millions except per share data and percentages)	2020 YTD	vs. 2019 YTD	Change	Change (%)
Revenues	$65.8	$61.1	$4.7	8%

Gross Profit ($)	$26.7	$23.4	$3.3	14%
Gross Profit (%)	40.6%	38.3%	2.3%	6%

Income from Operations	$4.7	$3.0	$1.7	56%
Income Tax Expense	$1.1	$0.8	$0.2	27%

Net Income	$4.2	$2.7	$1.57	58%
Net Income per Diluted Share	$0.31	$0.20	$0.11	55%

Management Commentary
“The third quarter of fiscal 2020 was a strong quarterly performance for Clearfield, as we achieved the highest level of revenue for any quarter in our history,” said Company President and CEO Cheri Beranek. “The $26.0 million we recorded in fiscal Q3 was up 27% sequentially as well as 19% year-over-year and was driven by strong growth in our MSO and Community Broadband markets, which were up 48% and 22% over the prior year quarter, respectively. We saw customers in these particular markets push forward with their purchasing decisions and deployments in response to COVID-19, which has highlighted the need for high-speed broadband front and center for both consumers and businesses alike.”

“In March 2020, Clearfield’s operations were classified as ‘critical sector work’ due to the vital role our solutions play in supporting the overall communications infrastructure. Since that time, we have continued to be fully operational in both our U.S. and Mexico manufacturing facilities and have established multiple contingency plans in the event our ability to operate is diminished or eliminated at either location. Implementing forward planning measures like strategically increasing our safety stock inventory levels at both our facilities has helped to mitigate the risk of impact to our supply chain related to COVID-19.”

“In addition to our solid topline performance, our ongoing efficiency-focused initiatives and a favorable product mix in the quarter helped to produce record gross profit as well as the highest gross profit margin in more than two years. These achievements are a direct result of the investments we’ve made in supply chain initiatives, product-manufacturing improvements, and the expansion of our Mexico-based operations. During the fiscal third quarter, we fully operationalized our second facility in Mexico and commenced shipping from the location. Rather than optimizing a plant for a particular product line, we made the decision to maximize availability for all product lines by assuring that each location is capable to manufacture across our broad product portfolio. Introducing this intentional redundancy has allowed us to meet customer orders in fiscal Q3 and positions us to continue to fulfill orders going forward as well.”

“A longstanding competitive differentiator for Clearfield has been innovation. Along that line, during fiscal third quarter we introduced the Aerial Fiber Distribution Hub and the FiberFlex 2000. A key new product within our broader StreetSmart portfolio, the Aerial Fiber Distribution Hub was specifically designed for environments where permitting and right of way have been a problem. It has received a lot of interest from new alternative carriers looking to overcome right of way challenges. We also began shipping FiberFlex, the industry’s first active cabinet design for fiber during the quarter. We are particularly excited about FiberFlex because it is part of the future of edge computing and the need to move electronics deeper into the network.”

“Our financial and operational outperformance over the last two quarters has demonstrated the resiliency of our business, customer base and industry as a whole. Our success in fiscal third quarter has given us significant momentum for fiscal fourth quarter, leading to a positive outlook for fiscal 2021. Our plan has proven effective, and our foundation is strong, giving us confidence in our ability to continue successfully navigating these uncertain times and positioning Clearfield for even greater success in the years ahead.”

Financial Results for the Quarter Ended June 30, 2020
Revenues for the third quarter of fiscal 2020 increased 19% to $26.0 million from $21.9 million in the same year-ago quarter. The increase in revenues was primarily due to higher sales in the Company’s Community Broadband, National Carrier and MSO markets, partially offset by lower sales in the Company’s international market.

Gross profit increased 28% to $10.8 million, or 41.5% of revenue, from $8.4 million, or 38.4% of revenue, in the fiscal third quarter of 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to a favorable product mix and cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing plant and efficiencies realized from supply chain programs.

Operating expenses were $7.2 million for the third quarter of fiscal 2020, an increase of 5% compared to $6.9 million in the same year-ago quarter. The increase in operating expenses was primarily due to the higher compensation expenses and costs associated with product testing required for Tier 1 certification, offset by lower travel, entertainment and marketing costs due to COVID-19 restrictions.

Income from operations was $3.6 million in the third quarter of fiscal 2020, in comparison to $1.5 million in the same year-ago quarter. Income tax expense increased to $763,000 in the third quarter of fiscal 2020 from $454,000 in the third quarter of 2019. In the third quarter of fiscal 2020, net income totaled $3.0 million, or $0.22 per diluted share, an improvement from $1.3 million, or $0.10 per diluted share, in the same year-ago quarter.

During the quarter ended June 30, 2020, cash, cash equivalents and investments remained consistent at $48.4 million from the prior quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at June 30, 2020 decreased 9% to $8.5 million from $9.3 million at March 31, 2020 and increased 68% from $5.0 million at June 30, 2019.

Financial Results for the Nine Months Ended June 30, 2020
Revenues increased 8% to $65.8 million for the nine months ended June 30, 2020 from $61.1 million during the same period in fiscal 2019. The increase in revenues was primarily due to higher sales in the Company’s National Carrier, MSO and Community Broadband markets, partially offset by lower sales in the Company’s international market.

Gross profit was $26.7 million, or 40.6% of revenue, for the nine months ended June 30, 2020, an increase of 14% from $23.4 million, or 38.3% of revenue, during the same period in fiscal 2019. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit percent was due to a favorable product mix and cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing plant and efficiencies realized from supply chain programs, and lower tariff costs.

Operating expenses increased 8% to $22.0 million for the nine months ended June 30, 2020 from $20.4 million during the same period in fiscal 2019. The increase in operating expenses was primarily due to the higher compensation expenses and costs associated with product testing required for Tier 1 certification, offset by lower stock-based compensation expense and travel, entertainment and marketing costs due to COVID-19 restrictions.

Income from operations totaled $4.7 million for the nine months ended June 30, 2020 compared to $3.0 million during the same period in fiscal 2019.

Income tax expense was $1.1 million for the nine months ended June 30, 2020 as compared to $849,000 during the same period in fiscal 2019. Net income totaled $4.2 million, or $0.31 per diluted share, for the nine months ended June 30, 2020, an improvement from $2.7 million, or $0.20 per diluted share, during the same period in fiscal 2019.

Conference Call
Clearfield management will hold a conference call today, July 23, 2020 at 5:00 p.m. Eastern Standard Time (4:00 p.m. Central Standard Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, July 23, 2020
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13706918

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 6, 2020.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13706918

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected impact of COVID-19 and related economic uncertainty, the Company’s future revenue and operating performance, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the as yet-unknown impact of COVID-19 and related economic uncertainty; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; our expected growth is based upon the expansion of the telecommunications market; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions that could adversely affect future operating results; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our business is dependent on effective management information systems and information technology infrastructure; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; changes in government funding programs may cause our customers and prospective customers to delay or reduce purchases; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2019 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Gateway Investor Relations
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF EARNINGS

(Unaudited)			(Unaudited)
Three Months Ended			Nine Months Ended
June 30,			June 30,
2020		2019	2020	2019

Revenues	$25,970,045	$21,892,244	$65,756,545	$61,065,759

Cost of sales	15,179,875	13,479,617	39,087,407	37,681,191

Gross profit	10,790,170	8,412,627	26,669,138	23,384,568

Operating expenses
Selling, general and administrative	7,207,157	6,870,994	21,965,038	20,374,613
Income from operations	3,583,013	1,541,633	4,704,100	3,009,955

Interest income	174,555	212,894	615,523	517,474
Income before income taxes	3,757,568	1,754,527	5,319,623	3,527,429

Income tax expense	763,000	454,000	1,076,000	849,000

Net income	$2,994,568	$1,300,527	$4,243,623	$2,678,429

Net income per share:
Basic	$0.22	$0.10	$0.31	$0.20
Diluted	$0.22	$0.10	$0.31	$0.20

Weighted average shares outstanding:
Basic	13,497,955	13,446,289	13,510,413	13,422,885
Diluted	13,497,955	13,451,671	13,547,124	13,434,009

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30,	September 30,
	2020	2019
Assets
Current Assets
Cash and cash equivalents	$9,278,968	$10,081,721
Short-term investments	11,093,527	13,524,270
Accounts receivable, net	9,099,727	9,118,639
Inventories, net	14,881,952	9,012,980
Other current assets	602,699	769,161
Total current assets	44,956,873	42,506,771

Property, plant and equipment, net	5,354,082	5,413,241

Other Assets
Long-term investments	28,072,000	23,902,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,875,117	5,147,135
Right of use lease asset	2,710,073	-
Other	186,571	210,905
Total other assets	40,552,272	33,968,551
Total Assets	$90,863,227	$81,888,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$672,384	$-
Accounts payable	3,878,915	3,173,599
Accrued compensation	3,279,018	3,224,860
Accrued expenses	987,205	208,603
Total current liabilities	8,817,522	6,607,062

Other Liabilities
Long-term portion of lease liability	2,299,835	-
Deferred taxes	101,690	101,690
Deferred rent	-	246,424
Total other liabilities	2,401,525	348,114
Total Liabilities	11,219,047	6,955,176

Shareholders’ Equity
Common stock	136,470	136,418
Additional paid-in capital	57,443,281	56,976,162
Retained earnings	22,064,429	17,820,807
Total Shareholders’ Equity	79,644,180	74,933,387
Total Liabilities and Shareholders’ Equity	$90,863,227	$81,888,563

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2020	2019
Cash flows from operating activities
Net income	$4,243,623	$2,678,429
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	1,824,517	1,613,394
Change in allowance for doubtful accounts	-	210,000
Amortization of discount on investments	(64,327)	(43,601)
Stock-based compensation expense	541,884	1,535,628
Changes in operating assets and liabilities
Accounts receivable, net	18,912	3,308,314
Inventories, net	(5,868,972)	625,873
Other assets	190,796	(116,872)
Accounts payable, accrued expenses and deferred rent	1,553,798	(901,754)
Net cash provided by operating activities	2,440,231	8,909,411

Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(1,493,341)	(1,099,089)
Purchase of investments	(31,837,930)	(17,444,393)
Proceeds from maturities of investments	30,163,000	7,235,000
Net cash used in investing activities	(3,168,271)	(11,308,482)

Cash flows from financing activities
Proceeds from issuance of common stock under employee stock purchase plan	348,776	313,891
Proceeds from issuance of common stock upon exercise of stock options	10,968	24
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(5,803)	(431,779)
Repurchase of common stock	(428,654)	-
Net cash used in financing activities	(74,713)	(117,864)
Decrease in cash and cash equivalents	(802,753)	(2,516,935)
Cash and cash equivalents, beginning of period	10,081,721	8,547,777
Cash and cash equivalents, end of period	$9,278,968	$6,030,842

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$469,529	$1,081,068

Non-cash financing activities
Cashless exercise of stock options	$10,962	$17,390